NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(434) 964-2217

jfarrar@StellarOneCorp.com

STELLARONE CORPORATION

RECEIVES PRELIMINARY APPROVAL FOR $30 MILLION

UNDER TREASURY CAPITAL PURCHASE PROGRAM

Charlottesville, VA, December 3, 2008 - StellarOne Corporation (NASDAQ: STEL - News) (StellarOne) today announced that it has received preliminary approval of its application for a $30 million investment by the United States Department of the Treasury under its Capital Purchase Program (the TARP Program). Under the TARP program, qualifying banks may request additional capital of up to 3% of risk weighted assets. StellarOne's request amounts to roughly 1.15% of risk weighted assets at September 30, 2008.

Under the TARP Program, StellarOne would issue up to $30 million of preferred stock, and warrants to purchase approximately $4.5 million of StellarOne common stock to the Treasury. The additional capital will increase the company's total risk-based capital ratio to approximately 14.50% as of September 30, 2008.

O. R. Barham, Jr., President and Chief Executive Officer, commented, "StellarOne's primary responsibility is to protect the assets of our customers, while continuing to serve the financial needs of our local communities. While StellarOne is certainly well capitalized, the board along with management felt that this additional government funding supported these objectives. While the remainder of 2008 and 2009 will present a difficult operating environment for all banks, we believe this capital will accentuate our ability to provide credit to businesses and consumers throughout our franchise."

The non-voting senior preferred shares to be issued to the Treasury will pay a dividend of 5% annually for the first five years after issuance and 9% annually after the fifth year, if they are not redeemed. Participation in the TARP Program is subject to the Treasury Department's standard terms and conditions, and the sale of preferred shares and warrants is subject to the completion and review of necessary documentation. Although StellarOne currently intends to participate in the Program, it will continue to monitor and evaluate any additional governmental requirements and activities up to closing, which is expected to occur within thirty days.

About StellarOne

StellarOne Corporation is the holding company for StellarOne, a traditional community bank offering a full range of business and consumer banking services, including trust and asset management services, via its wealth management division. StellarOne operates 63 full-service financial centers, one loan production office, and over 80 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as "believes", "expects", "anticipates" or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne's actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) expected cost savings from StellarOne's acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne's markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation (vi) changes may occur in general business conditions and (vii) changes may occur in the securities markets. Please refer to StellarOne's filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.